Exhibit 99.1

J. C. PENNEY ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Board Reaffirms its Support for CEO Myron Ullman and Chairman Thomas Engibous

Plano, Texas (August 13, 2013) – J. C. Penney Company, Inc. (NYSE: JCP) (“the Company”) today announced a series of actions related to its Board of Directors. First, William A. Ackman of Pershing Square Capital Management has resigned from the Board effective Aug. 12, 2013.

The Company also announced that Ronald W. Tysoe, a highly respected retail industry executive who spent 16 years as Vice Chairman at Federated Department Stores Inc. (now Macy’s, Inc.), has been elected to the Board also effective Aug. 12, 2013. In addition, the Board said that it intends to name another highly qualified new director in the near future.

Thomas Engibous, Chairman of the Board of Directors, said, “The Company is extremely fortunate to have the benefit of Ron Tysoe’s judgment and experience at this important time. His deep knowledge of the retail industry and his financial expertise will be invaluable to us as we continue the work underway to return J. C. Penney to profitability and growth. I would like to thank Bill Ackman for his service on the Board over the past two years.”

Mr. Ackman said, “During my time on the J. C. Penney Board of Directors, I have always advocated for what I believe to be in the best interests of the Company—its stockholders, employees and others. At this time, I believe that the addition of two new directors and my stepping down from the Board is the most constructive way forward for J. C. Penney and all other parties involved.”

Mr. Tysoe said, “J. C. Penney is one of America’s great companies, and I am very happy to be joining the Board of Directors. I look forward to working collaboratively with the rest of the Board and management to advance the turnaround currently underway.”

The Board today also reaffirmed its overwhelming support for Chief Executive Officer Myron E. (Mike) Ullman, III and for Chairman Thomas Engibous, both of whom have been working tirelessly to position the Company for future success. This important work has included stabilizing the Company’s operations and financial position, restoring confidence among vendors, and taking steps to get customers back into stores.

The Board expresses its deep appreciation for the efforts of the Company’s 116,000 associates, who continue to provide outstanding service to J. C. Penney’s customers during the back-to-school season. It is also grateful to the many vendors and other business partners, as well as stockholders, who have taken the opportunity during the past week to express their confidence in the Company’s leadership and its current path.

Ronald W. Tysoe has over 20 years of retail, finance and real estate investment industry experience. He served as a member of the Board of Directors of Federated Department Stores Inc. from 1988 to 2005, as Vice Chairman for Finance and Real Estate from 1990 to 2006, and as Chief Financial Officer from 1990 to 1997.

Mr. Tysoe currently serves on the boards of the Canadian Imperial Bank of Commerce (NYSE: CM), Scripps Networks Interactive (NYSE: SNI), Cintas Corporation (NASDAQ: CTAS), and Taubman Centers, Inc. (NYSE: TCO). He received his Bachelor of Commerce and Bachelor of Law degrees from the University of British Columbia.

For further information, contact:

Investor Relations: (972) 431.5500
jcpinvestorrelations@jcpenney.com

Media Relations: (972) 431.3400
jcpnews@jcp.com

Corporate Website
ir.jcpenney.com

About jcpenney:J. C. Penney Company, Inc. (NYSE: JCP), one of the nation's largest apparel and home furnishing retailers, is dedicated to becoming America's preferred retail destination for unmatched style, quality and value. Across 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, the impact of changes designed to transform our business, customer acceptance of our new strategies, the impact of cost reduction initiatives, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information and legal and regulatory proceedings.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.
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